EX-99.a-1
                                                 Amendment to Master Trust Agent


                                LEND LEASE FUNDS

                  AMENDMENT NO. 3 TO MASTER TRUST AGREEMENT


AMENDMENT NO. 3 to the Master Trust Agreement (the "Master Trust Agreement") of LEND LEASE FUNDS made as of the 15 day of September, 2003.

WHEREAS, Section 4.1 of the Master Trust Agreement dated October 28, 1999, as amended (the "Agreement"), of Lend Lease Funds (the "Trust") provides that, at any time when there are no shares outstanding of a sub-trust previously established and designated, the Trustees may abolish that sub-trust and the establishment and designation thereof by an instrument executed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust;

WHEREAS, Section 8 of the Plan of Liquidation (the "Plan") dated March 21, 2002 for Lend Lease European Real Estate Securities Fund (the "Fund") provides that as soon practicable after the distribution of all of the Fund's assets in complete liquidation of the Fund, the officers or assistant officers of the Trust shall close the books of the Fund and prepare and file, or cause to be prepared and filed, any and all required income tax returns and other documents and instruments otherwise necessary to wind up the affairs of the Fund and shall thereafter abolish the Fund in accordance with Section 4.1 of the Trust's Master Trust Agreement;

WHEREAS, at a meeting of Board of Trustees on March 21, 2002 the Trustees unanimously approved the following resolutions:

            That in accordance with Section 4.1 of the Master Trust Agreement, the abolishment of the European Fund as set forth in the Plan of Liquidation be, and hereby is, authorized and approved; and further

            That the officers of the Trust be, and each of them hereby is, authorized on behalf of the Trust to execute such instruments or documents as are necessary or appropriate to complete such abolishment and to amend the Master Trust Agreement to reflect such abolishment.

WHEREAS, in accordance with the Plan the fund has made a final liquidating distribution and all required income tax returns and other documents and instruments otherwise necessary to wind up the affairs of the Fund have been prepared and filed;

WHEREAS, there are no shares of the Fund outstanding.

NOW THEREFORE, the undersigned, being an officer of the Trust, does hereby approve the amendment and restatement of the first sentence of the first paragraph of Section 4.2 of the Agreement in its entirety to read as follows:

            "Section 4.2 Establishment and Designation of Sub-Trusts and Classes. Without limiting the authority of the Trustees set forth in

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            Section 4.1 to establish and designate any further Sub-Trusts and classes, the Trustees hereby establish and designate the following Sub-Trust thereof: Lend Lease U.S. Real Estate Securities Fund. The Shares of such Sub-Trust and any Shares of any further Sub-Trust or class thereof that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or class at the time of establishing and designating the same) have the following relative rights and preferences:"

IN WITNESS WHEREOF, the undersigned hereunto has set his hand as of the date set forth above.


                                          /s/ Mark A. Hoopes
                                          ------------------
                                          Mark A. Hoopes
                                          Vice President